Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tenet Healthcare Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 26, 2007 except for notes 3, 4, 5, 6, 12, 13 and 14, which are as of February 25, 2008, with respect to the consolidated balance sheet of Tenet Healthcare Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended
December 31, 2006, and the consolidated financial statement schedule included in Part IV of Tenet Healthcare Corporation’s Annual Report on Form 10-K as of and for each of the years in the two-year period ended December 31, 2006. Our report on the consolidated financial statements referred to Tenet Healthcare Corporation’s change in its method of accounting for asset retirement obligations, effective December 31, 2005.

/s/ KPMG LLP

Dallas, Texas
June 23, 2008